Exhibit 99.1

November 11, 2010	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR THE THIRD QUARTER;
UPDATES 2010 GUIDANCE AND PROVIDES PRELIMINARY 2011 GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for the 12 and 40 weeks ended October 9, 2010. The company also updated its guidance for 2010 and provided preliminary guidance for 2011.
Summarizing the third quarter announcement, Flowers Foods:
•	Reported diluted earnings per share of $.34, even with last year’s third quarter.

•	Generated $73.5 million of operating cash flow.

•	Reported sales were down .8% compared to last year’s third quarter due to pricing pressure and higher promotional activity.

•	Achieved volume growth of 1.4% and .8% growth from acquisitions; offset by 2.4% negative pricing/mix and .6% from the deconsolidation of a variable interest entity (VIE).

•	Expects 2010 sales will be flat to slightly up and diluted earnings per share will be up 10% to 12% (excluding the $.02 per share gain on acquisition recorded in 2009).

•	Provided preliminary 2011 guidance for 3.0% to 6.0% sales growth and diluted earnings per share growth of 8.0% to 13.0%
George E. Deese, Flowers Foods’ Chairman and CEO said, “This quarter proved to be another challenging one. As the economy continued under pressure from high unemployment, consumers shopped in different patterns and promotional levels for fresh bread products increased. These marketplace dynamics, coupled with higher-than-anticipated costs for starting up new manufacturing lines and introducing new products, resulted in flat sales and earnings compared to last year’s third quarter.
“It is important to note the overall sales trend has improved quarter to quarter since the beginning of the year. I am pleased to report that four weeks into the fourth quarter, we have seen sales improve compared to last year’s quarter due to the pricing actions we have taken.”
Third Quarter Results
For the third quarter, sales decreased .8% to $597.9 million from the $602.6 million reported for last year’s third quarter. The sales decrease was attributable to negative pricing/mix of 2.4%, due to continued pricing pressures and substantial promotional activity, and .6% due to the deconsolidation of a VIE.

Partially offsetting these declines were increased volume of 1.4% and a .8% contribution from acquisitions. The volume increase was primarily driven by Nature’s Own soft variety bread and Nature’s Own sandwich rounds in the branded retail channel and the cake category in the store-brand retail channel. These volume increases were partially offset by sales declines in white bread, specialty bread, and breakfast breads in the branded retail channel. Overall, the branded retail channel was down as a result of lower white bread sales and a shift in snack cake sales from branded retail to store-brand retail.
DSD Segment: During the quarter, the company’s direct store delivery (DSD) sales decreased 2.5%. The decrease consisted of negative pricing/mix of 3.4% and .8% due to the deconsolidation of the VIE. Increased volume of 1.7% partially offset the declines. The increased volume was primarily the result of increases in branded soft variety and branded sandwich rounds. The branded retail channel in the DSD segment increased both in dollars and volume in the third quarter as compared to the same quarter last year. The increase in the branded retail channel was more than offset by declines in the store-brand retail and foodservice channels. While store-branded retail sales dollars were down, the channel did experience volume growth. The decline in the foodservice channel was mainly attributable to decreases in the fast food category.
Warehouse Delivery Segment: Warehouse delivery sales increased 6.5%, reflecting a 4.1% contribution from acquisitions, positive pricing/mix of 2.2% and volume increases of .2%. The warehouse delivery segment experienced declines in the branded retail and contract manufacturing channels, and increases in the store-brand retail and foodservice channels. The increase in the store-brand retail channel and the decrease in the branded retail channel resulted from a shift in snack cake sales from branded retail to store-brand retail.
Net income for the quarter was $31.2 million, down slightly from the $31.9 million in the third quarter of fiscal 2009. For the quarter, diluted earnings per share were flat at $.34.
For the quarter, gross margin as a percent of sales was 47.1%, up 60 basis points as compared to 46.5% in last year’s third quarter. This increase was due primarily to decreases in ingredient costs as a percent of sales. The decrease in ingredient costs was partially offset by higher workforce-related and packaging costs as a percent of sales, and start-up costs associated with new production lines at several bakeries.
Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.0% compared to 34.9% in the prior year. This increase was due primarily to higher workforce-related costs and the decrease in sales quarter over quarter.

Depreciation and amortization expenses for the third quarter remained relatively stable as a percent of sales compared to the prior year quarter. Net interest income for the quarter was $1.0 million higher than last year’s third quarter due to lower interest expense as a result of less debt outstanding. The effective tax rate for the quarter was 34.9% as compared to 35.5% last year.
Operating margin as a percent of sales for the quarter was 7.8% compared to 8.5% in the third quarter of 2009. EBITDA as a percent of sales for the quarter was 11.1% compared to 11.6% for the same quarter last year.
During the third quarter, the company invested $19.4 million in capital improvements and paid dividends of $18.4 million to shareholders. During the quarter, the company acquired 822,200 shares of its common stock under its share repurchase plan for $20.6 million, an average of $25.11 per share. Since the inception of the share repurchase plan, the company has acquired 23.6 million shares of its common stock for $387.8 million, an average of $16.46 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Year-to-Date Results
Sales for the 40 weeks of 2010 decreased 1.2% to $2.00 billion compared to $2.02 billion reported for the 40 weeks of 2009. The sales decrease consisted of negative pricing/mix of 2.7% and .4% due to the deconsolidation of the VIE. Partially offsetting these declines were increased volume of .7% and a 1.2% contribution from acquisitions. The volume increase was primarily driven by Nature’s Own soft variety bread and sandwich rounds in the branded retail channel and the cake category in the store-brand retail channel. These increases in volume were partially offset by decreased sales in branded white bread and foodservice.
DSD Segment: Year-to-date, the company’s DSD sales decreased 3.1%. The decrease was attributable to negative pricing/mix of 3.1% and .5% due to the deconsolidation of the VIE. These decreases were partially offset by increased volume of .5%. The increased volume was mainly due to increases in branded soft variety, branded sandwich rounds, and store-brand buns and rolls, partially offset by a decrease in branded white bread.
Warehouse Delivery Segment: For the 40 weeks of 2010, warehouse delivery sales increased 7.9%, reflecting a 7.1% contribution from acquisitions and volume increases of 1.1%. These positive items were partially offset by negative pricing/mix of .3%. The volume growth was the result of increases in the cake category in the store-brand retail channel and contract manufacturing in the non-retail channel.
Year-to-date, net income was $105.6 million, an increase of 6.0% compared to $99.6 million year-to-date last year. Year-to-date, diluted earnings per share increased 6.5% to $1.14 as compared to $1.07 last year. Last year’s results included a gain on acquisition of $.02 per diluted share relating to a May 2009 acquisition.
Gross margin for the 40 weeks of 2010 was 47.5% of sales compared to 46.4% for the same period in 2009. This increase was due primarily to decreases in ingredient costs as a percent of sales. The decrease in ingredient costs was partially offset by higher workforce-related and packaging costs as a percent of sales and start-up costs associated with new production lines at several of our bakeries.
Year-to-date, selling, distribution, and administrative costs as a percent of sales were 36.3% compared to 35.6% last year. This increase as a percent of sales was due primarily to higher workforce-related and advertising costs as a percent of sales and the decrease in sales year over year.
Depreciation and amortization expenses year-to-date have remained relatively stable as a percent of sales. Net interest income for the 40 weeks of 2010 was $2.5 million higher than the same period last year due to lower interest expense as a result of less debt outstanding. Year-to-date, the effective tax rate was 35.3% as compared to 36.2% last year. The full-year tax rate is expected to be approximately 35.5%.
Operating margin as a percent of sales for the 40 weeks of 2010 improved slightly to 8.0% compared to 7.9% for the same period in 2009. EBITDA as a percent of sales increased to 11.3% year-to-date compared to 10.9% year-to-date last year.
Guidance for Fiscal 2010 and Preliminary Guidance for Fiscal 2011
The company revised guidance for 2010 and now expects sales to be flat to slightly up. Diluted earnings per share are expected to grow 10% to 12%, excluding the $.02 per share gain on acquisition recorded in 2009. Capital spending in fiscal 2010 is expected to be approximately $95.0 to $100.0 million.
Providing preliminary guidance for 2011, Deese said the company expects sales growth of 3.0% to 6.0%, excluding future acquisitions, and diluted earnings per share growth of 8.0% to 13.0%. Capital expenditures for fiscal 2011 are expected to be $90.0 million to $100.0 million.

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its third quarter conference call over the Internet at 10:00 a.m. (Eastern) November 11, 2010. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner (229) 227-2348
Media Contact: Mary A. Krier (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/09/10	10/10/09	10/09/10	10/10/09
Sales	$597,894	$602,570	$2,000,636	$2,024,025
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	316,141	322,245	1,049,492	1,085,046
Selling, distribution and administrative expenses	215,222	210,185	725,679	720,809
Depreciation and amortization	19,778	19,064	65,436	61,997
Gain on acquisition	0	0	0	3,013

Income before interest and income taxes (EBIT)	46,753	51,076	160,029	159,186
Interest income, net	1,127	98	3,214	737

Income before income taxes (EBT)	47,880	51,174	163,243	159,923
Income tax expense	16,714	18,150	57,634	57,969

Net income	31,166	33,024	105,609	101,954
Less: Net income attributable to noncontrolling interest	0	(1,098)	0	(2,306)

Net income attributable to Flowers Foods, Inc.	$31,166	$31,926	$105,609	$99,648

Diluted earnings per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.34	$0.34	$1.14	$1.07

Diluted weighted average shares outstanding	92,276	92,597	92,241	92,827

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/09/10	10/10/09	10/09/10	10/10/09
Sales:
Direct-Store-Delivery	$476,277	$488,344	$1,612,370	$1,664,094
Warehouse Delivery	121,617	114,226	388,266	359,931

	$597,894	$602,570	$2,000,636	$2,024,025

EBITDA:
Direct-Store-Delivery	$57,559	$61,978	$201,594	$199,090
Warehouse Delivery	16,637	16,596	52,080	51,235
Flowers Foods	(7,665)	(8,434)	(28,209)	(29,142)

	$66,531	$70,140	$225,465	$221,183

Depreciation and Amortization:
Direct-Store-Delivery	$15,314	$15,189	$50,879	$49,678
Warehouse Delivery	4,421	3,738	14,490	12,045
Flowers Foods	43	137	67	274

	$19,778	$19,064	$65,436	$61,997

EBIT:
Direct-Store-Delivery	$42,245	$46,789	$150,715	$149,412
Warehouse Delivery	12,216	12,858	37,590	39,190
Flowers Foods	(7,708)	(8,571)	(28,276)	(29,416)

	$46,753	$51,076	$160,029	$159,186

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

10/09/10
Assets
Cash and Cash Equivalents	$7,107
Other Current Assets	311,462
Property, Plant & Equipment, net	599,106
Distributor Notes Receivable (includes $12,583 current portion)	104,471
Other Assets	16,069
Cost in Excess of Net Tangible Assets, net	298,581

Total Assets	$1,336,796

Liabilities and Stockholders’ Equity
Current Liabilities	$222,950
Bank Debt (includes $22,500 current portion)	129,500
Other Debt and Capital Leases (includes $4,317 current portion)	13,862
Other Liabilities	172,782
Stockholders’ Equity	797,702

Total Liabilities and Stockholders’ Equity	$1,336,796

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 40 Week
	Period Ended	Period Ended
	10/09/10	10/09/10
Cash flows from operating activities:
Net income	$31,166	$105,609
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	26,111	99,119
Changes in assets and liabilities	16,233	24,079

Net cash provided by operating activities	73,510	228,807

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,370)	(74,239)
Deconsolidation of VIE	0	(8,804)
Other	938	3,314

Net cash disbursed for investing activities	(18,432)	(79,729)

Cash flows from financing activities:
Dividends paid	(18,356)	(52,698)
Stock options exercised	3,114	7,609
Income tax benefit related to stock awards	204	974
Stock repurchases	(20,647)	(22,762)
Decrease in book overdraft	1,814	1,236
Proceeds from debt borrowings	28,000	409,000
Debt and capital lease obligation payments	(48,629)	(504,278)

Net cash disbursed for financing activities	(54,500)	(160,919)

Net increase/(decrease) in cash and cash equivalents	578	(11,841)
Cash and cash equivalents at beginning of period	6,529	18,948

Cash and cash equivalents at end of period	$7,107	$7,107

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 9, 2010	October 10, 2009	October 9, 2010	October 10, 2009
Net income	$31,166	$31,926	$105,609	$99,648
Net income attributable to noncontrolling interest	—	1,098	—	2,306
Income tax expense	16,714	18,150	57,634	57,969
Interest income, net	(1,127)	(98)	(3,214)	(737)
Depreciation and amortization	19,778	19,064	65,436	61,997

EBITDA	$66,531	$70,140	$225,465	$221,183

Flowers Foods
Reconciliation of Gross Margin
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 9, 2010	October 10, 2009	October 9, 2010	October 10, 2009
Sales	$597,894	$602,570	$2,000,636	$2,024,025
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	316,141	322,245	1,049,492	1,085,046

Gross Margin excluding depreciation and amortization	281,753	280,325	951,144	938,979
Less depreciation and amortization for production activities	13,682	13,422	45,158	43,213

Gross Margin	$268,071	$266,903	$905,986	$895,766

Depreciation and amortization for production activities	$13,682	$13,422	$45,158	$43,213
Depreciation and amortization for selling, distribution and administrative activities	6,096	5,642	20,278	18,784

Total depreciation and amortization	$19,778	$19,064	$65,436	$61,997

Flowers Foods
Sales Bridge

				Impact of
				Deconsolidation	Total Sales
For the 12 Week Period Ended 10/9/10	Volume	Price/Mix	Acquisitions	of VIE	Change
Direct-Store-Delivery	1.7%	-3.4%	0.0%	-0.8%	-2.5%

Warehouse Delivery	0.2%	2.2%	4.1%	0.0%	6.5%

Total Flowers Foods	1.4%	-2.4%	0.8%	-0.6%	-0.8%

				Impact of
				Deconsolidation	Total Sales
For the 40 Week Period Ended 10/9/10	Volume	Price/Mix	Acquisitions	of VIE	Change
Direct-Store-Delivery	0.5%	-3.1%	0.0%	-0.5%	-3.1%

Warehouse Delivery	1.1%	-0.3%	7.1%	0.0%	7.9%

Total Flowers Foods	0.7%	-2.7%	1.2%	-0.4%	-1.2%